As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5531	54-2049910
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

5673 Airport Road, Roanoke, Virginia 24012
(540) 362-4911
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ADVANCE AUTO PARTS, INC. 2004 LONG-TERM INCENTIVE PLAN
ADVANCE AUTO PARTS, INC. DEFERRED STOCK UNIT PLAN
FOR
NON-EMPLOYEE DIRECTORS AND SELECTED EXECUTIVES

(Full title of the plan)

Jeffrey T. Gray
Senior Vice President and
Chief Financial Officer
5673 Airport Road, Roanoke, Virginia 24012
(540) 362-4911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric M. Margolin,	Paul G. Lane, Esq.
Senior Vice President,	Bingham McCutchen LLP
General Counsel and Secretary	355 South Grand Avenue
Advance Auto Parts, Inc.	Suite 4400
5673 Airport Road	Los Angeles, California 90071
Roanoke, Virginia 24012	(213) 229-8490
(540) 362-4911

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.0001 per share(3)	5,746,847	$41.09	$41.09	$23,427.00
Deferred Compensation Obligations(4)	$20,000,000	100%	$20,000,000	$2,534.00

(1)     If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement, and this registration statement will cover the additional securities resulting from such a transaction.
(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock, par value $0.0001 per share (“Common Stock”), of Advance Auto Parts, Inc. (the “Registrant”) reported on the New York Stock Exchange on May 20, 2004.
(3)     Includes 1,246,847 shares of Common Stock carried forward from a Registration Statement on Form S-8 of the Registrant (registration no. 333-74162), for which the registration fee has been previously paid and hereby is being carried forward.
(4)     The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives (the “Deferred Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Part II of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The following documents which the Registrant has filed with the SEC are incorporated by reference into this registration statement:

(1)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the SEC on March 12, 2004, including portions of the Registrant’s Proxy Statement for its 2004 Annual Meeting of Stockholders incorporated by reference therein; and

(2)     The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 28, 2001.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.     Description of Securities.

        Deferred compensation obligations (the “Obligations”) in an amount equal to $20,000,000 are being registered under this Registration Statement. The Obligations will be general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Plan, and rank pari passu with other outstanding unsecured and unsubordinated indebtedness of the Registrant.

        Under the Deferred Plan each non-employee director may elect to defer up to 100% of his or her annual retainer and each eligible executive may elect to defer up to 50% of his or her annual compensation, including any base salary or bonus. Amounts deferred by a participant (each, a “Participant”) under the Deferred Plan are hereinafter referred to as the “Deferred Amounts.” An eligible executive is an employee of the Registrant who is a highly compensated employee who meets the other eligibility requirements as the Registrant’s plan administrator determines from time to time. The percentage of annual compensation that can be deferred under the Deferred Plan may be adjusted, from time to time, by the Registrant’s plan administrator.

        The Registrant shall credit, to the applicable deferred stock unit account (each, a “DSU Account”) maintained for each Participant, a number of deferred stock units (the “DSU Account Balance”) equal to the dollar value of the Deferred Amount divided by the then-fair market value of a share of Common Stock of the Registrant (“Common Stock”). Deferred stock units will be a bookkeeping entry only and will be utilized solely as a device for the measurement and determination of the number of whole shares of Common Stock to be credited to a Participant pursuant to the Deferred Plan. A Participant’s DSU Account Balance will fluctuate in value as if it had been invested in Common Stock, but the Deferred Plan is not actually funded and amounts deferred under the Deferred Plan will not be invested in Common Stock.

        All payments to a Participant with respect to a Participant’s DSU Account Balance will be paid in shares of Common Stock or, at the Registrant’s option, cash. If a Participant has elected to defer compensation under the Deferred Plan for a stated number of years (beyond the required three (3) year deferral), the DSU Account Balance will be distributed shares or cash, at the Registrant’s election, equal to the number of deferred stock units credited thereto in installments or a lump sum, in accordance with the Deferred Plan and as elected by the Participant pursuant to the participation agreement submitted by the Participant.

        In the event of a Participant’s termination of employment or service as a director, disability or death, the Participant or his or her beneficiary will receive the entire amount of his or her DSU Account Balance in a lump sum. In the event of a Participant’s retirement, the Participant will receive the entire amount of his or her DSU Account Balance either in a lump sum or in equal annual installments over a period of years in accordance with the Participant’s election pursuant to the participation agreement submitted by the Participant.

        A Participant’s DSU Account Balance may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant in advance of actual receipt thereof. No part of the amounts payable under the Deferred Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

        The Deferred Plan is administered by the Registrant’s Senior Vice President – Human Resources, who has the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Deferred Plan.

        The Registrant’s board of directors or compensation committee of the board of directors may terminate the Deferred Plan at any time. Upon the termination of the Deferred Plan, the Participant’s DSU Account Balance will be paid out in accordance with the Participant’s deferral elections or in a lump sum at the discretion of the Deferred Plan’s administrator. Further, the Board may, at any time, amend or modify the Deferred Plan in whole or in part, except that no such amendment or modification may reduce any Participant’s DSU Account Balance as of the date of such amendment or modification.

Item 5.     Interests of Named Experts and Counsel.

      Not applicable.

Item 6.     Indemnification of Directors and Officers.

        The Registrant’s Restated Certificate of Incorporation, as amended, provides for indemnification of the directors of the Registrant to the fullest extent permitted by law and the Registrant’s bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of a director’s fiduciary duty, except (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which such officer or director actually and reasonably incurred.

        The Registrant, is a party to an indemnification agreement with each of its directors (the form of which is filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2004) which provides for indemnification by the Registrant and its subsidiaries to the fullest extent permitted by law.

        The Registrant has also purchased insurance for its directors and officers against liabilities arising out of their service in their capacities as directors and officers of the Registrant.

Item 7.     Exemptions from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

4.1	Form of Restated Certificate of Incorporation of the Registrant (a)
4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (b)
4.3	Bylaws of the Registrant (a)
5.1	Opinion of Bingham McCutchen LLP as to the legality of the common stock and deferred compensation obligations registered hereby
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page hereto)
99.1	Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan
99.2	Advance Auto Parts, Inc. Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives

(a)     Filed on August 31, 2001 as an exhibit to the Registration Statement on Form S-4 of the Registrant (registration no. 333-68858) and incorporated herein by reference.
(b)     Filed on May 19, 2004 as an exhibit to the Current Report on Form 8-K of the Registrant and incorporated herein by reference.

Item 9.     Undertakings.

        The undersigned registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                 (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on this 21st day of May, 2004.

ADVANCE AUTO PARTS, INC.

By:	/s/ Jeffrey T. Gray
Jeffrey T. Gray
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitute and appoint Lawrence P. Castellani and Jeffrey T. Gray and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Lawrence P. Castellani	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 21, 2004
Lawrence P. Castellani

Signature	Title(s)	Date

/s/ Jeffrey T. Gray	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2004
Jeffrey T. Gray

/s/ John C. Brouillard	Director	May 21, 2004
John C. Brouillard

/s/ Gilbert T. Ray	Director	May 21, 2004
Gilbert T. Ray

/s/ John M. Roth	Director	May 21, 2004
John M. Roth

/s/ Carlos A. Saladrigas	Director	May 21, 2004
Carlos A. Saladrigas

/s/ William L. Salter	Director	May 21, 2004
William L. Salter

/s/ Francesca Spinelli, PhD	Director	May 21, 2004
Francesca Spinelli, PhD

/s/ Nicholas F. Taubman	Director	May 21, 2004
Nicholas F. Taubman

INDEX TO EXHIBITS

4.1	Form of Restated Certificate of Incorporation of the Registrant (a)
4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (b)
4.3	Bylaws of the Registrant (a)
5.1	Opinion of Bingham McCutchen LLP as to the legality of the common stock and deferred compensation obligations registered hereby
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page hereto)
99.1	Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan
99.2	Advance Auto Parts, Inc. Deferred Stock Unit Plan for Non-Employee Directors and Selected Executives

(a)     Filed on August 31, 2001 as an exhibit to the Registration Statement on Form S-4 of the Registrant (registration no. 333-68858) and incorporated herein by reference.
(b)     Filed on May 19, 2004 as an exhibit to the Current Report on Form 8-K of the Registrant and incorporated herein by reference.